Exhibit 99.1

Contact:	Lauri Wilks
Sarah Ackerman 704-455-3239

—For Immediate Release—

Speedway Motorsports Inc. Announces Proposed Private Placement

of Senior Subordinated Notes due 2013

CONCORD, NC (May 5, 2003) – Speedway Motorsports Inc. (NYSE: TRK) announced today that it is proposing to offer in a private placement $210 million aggregate principal amount of Senior Subordinated Notes due 2013 (the “New Notes”). As the offering is a private placement, it will not be made to the general public. Only qualified institutional buyers may participate in the offering.

The net proceeds of the offering, together with drawings under a credit facility, will be used to redeem the Company’s existing $250 million 8 ½% Senior Subordinated Notes due 2007 (the “Existing Notes”), including the payment of redemption premium and accrued interest, and to pay related fees and expenses. The replacement of the Existing Notes with the New Notes is essentially a refinancing of the Existing Notes.

The New Notes to be offered have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the New Notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The

Company also owns Performance Racing Network which produces, distributes and broadcasts over 450 syndicated motorsports programs each year to an aggregate nationwide network of more than 725 radio stations. For more information, visit the Company’s website at www.gospeedway.com.

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